UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2025

Codexis, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2025, the Board of Directors (the “Board”) of Codexis, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, appointed Cynthia Collins as a member of the Board as a Class II director, effective immediately. Ms. Collins will serve for an initial term expiring at the 2027 annual meeting of stockholders or until her earlier death, resignation or removal. The Board has determined that Ms. Collins is independent as defined in Listing Rule 5605 of the Nasdaq Stock Market LLC for purposes of serving on the Board. Ms. Collins was also appointed to serve as a member of the Compensation Committee of the Board.

Ms. Collins, age 66, has served as Executive Chair and Interim Chief Executive Officer of Nutcracker Therapeutics, Inc., a private a contract, research, development and manufacturing organization, since February 2025. Ms. Collins served as Chief Executive Officer of Editas Medicine, Inc. (Nasdaq: EDIT) from February 2019 to February 2021, where she was involved in dosing the first patient ever with an in-vivo gene modified therapy. Previously, Ms. Collins served as Chief Executive Officer of Human Longevity Inc. from January 2017 to December 2017, Chief Executive Officer/General Manager of General Electric Healthcare’s Cell Therapy and Lab Businesses from October 2013 to December 2016, and Chief Executive Officer of GenVec, Inc. (Nasdaq: GNVC), a vaccine and gene therapy company from May 2012 to September 2013. Currently, Ms. Collins serves as a member of the Board of Directors of several healthcare companies, including MaxCyte, Inc. (Nasdaq: MXCT; LSE: MXCT), Alanis Therapeutics Inc., Nutcracker Therapeutics, Inc., Certara, Inc. (Nasdaq: CERT), DermTech, Inc. (Nasdaq: DMTKQ), Draper Laboratory, and Panavance Therapeutics Inc. She is also a board member of the Foundation for mRNA Medicines. Cynthia Collins holds a Bachelor of Science degree in Microbiology from the University of Illinois, Urbana and an MBA from The University of Chicago Booth School of Business.

Pursuant to the Company’s non-employee director compensation policy, Ms. Collins will receive an annual cash retainer of $50,000 per year for her service as a member of the Board and an additional annual retainer of $20,000 for her service on the Compensation Committee. Under the Company’s non-employee director compensation policy, upon her appointment to the Board, Ms. Collins was granted an amount of restricted stock units equal to $200,000 divided by $2.81, which was the per share closing trading price of the Company’s common stock on March 28, 2025. The restricted stock units vest in substantially equal installments on each of the first three anniversaries of the grant date, subject to Ms. Collins’ continued service to the Company through the applicable vesting date. In addition, pursuant to the non-employee director compensation policy, on the date of each annual meeting of the Company’s stockholders, Ms. Collins will automatically be granted a number of shares of restricted stock equal to $100,000 divided by the per share closing trading price of the Company’s common stock on the date of such grant.

The Company also expects to enter into the Company’s standard indemnification agreement with Ms. Collins.

There are no arrangements or understandings between Ms. Collins and any other persons pursuant to which Ms. Collins was appointed as a director, and Ms. Collins is not a party to any transaction with the Company reportable under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CODEXIS, INC.

Date: March 31, 2025	By:	/s/ Georgia Erbez
Georgia Erbez
Chief Financial Officer